UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2008

The Knot, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28271	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

462 Broadway, 6th Floor, New York, New York	10013
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 219-8555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2008, The Knot, Inc. appointed John P. Mueller as Chief Financial Officer.

Mr. Mueller, 45, joins The Knot from Genius Products, Inc., where he was Chief Financial Officer and Executive Vice President between February 2006 and May 2008. Prior to Genius Products, Mr. Mueller was Senior Vice President of Media Investment Banking for Jefferies & Company, Inc. from January 2002 to December 2005, where he provided strategic financial advisory services on mergers, acquisitions, and equity and debt offerings for entertainment and media clients. Prior to Jefferies & Company, Mr. Mueller worked in the media and entertainment investment banking groups at Credit Suisse First Boston and SG Cowen Securities. Mr. Mueller began his career in finance working for a Fortune 500 consumer packaged goods company, Kimberly-Clark Corporation.

There is no arrangement or understanding between Mr. Mueller and other persons pursuant to which Mr. Mueller was selected as an officer. There have been no past or proposed transactions in which The Knot was or is to be a participant and in which Mr. Mueller had or will have a direct or indirect material interest.

The Knot entered into a letter agreement with Mr. Mueller confirming the terms of his employment, which are briefly described below. The description of the letter agreement below is qualified in its entirety by reference to the full text of the letter agreement, a copy of which is filed with this report as Exhibit 10.1, and is incorporated by reference into this report.

Mr. Mueller will receive an annual salary of $300,000. He will be eligible to earn an annual cash incentive bonus, expressed as a percentage of base salary. The target and maximum bonus opportunities will be set by the Compensation Committee of the Board of Directors, and the amount of the actual bonus will be determined according to his achievement of certain performance criteria established by the Compensation Committee. For the year ending December 31, 2008, he will fully participate in The Knot’s incentive compensation program, his target and maximum bonus opportunities therein will be based on his annualized base salary and not on his actual salary paid for 2008, and he is guaranteed to receive a bonus of no less than $33,333.

Mr. Mueller received a restricted stock grant of 50,000 shares upon his appointment, which will vest over a four-year term, with the first 25% of the grant vesting on the first anniversary of the grant, and the balance of the grant vesting in equal monthly installments thereafter. In addition, if The Knot is acquired by merger, asset sale or sale of more than 50% of its voting securities by the stockholders, in addition to those shares of restricted stock that previously vested before such change in control in accordance with the regular vesting schedule, an amount of shares of restricted stock will vest upon such event equal to the greater of (1) the shares of restricted stock that would otherwise have vested during the one year period following the change in control, and (2) 50% of the shares of restricted stock that are not vested on the date of the change in control.

Mr. Mueller also received a grant of 6,000 vested shares of common stock of the Company, which was made upon his appointment.

If his employment is involuntarily terminated without cause by The Knot or a successor entity, or if he resigns for good reason (as “cause” and “good reason” are defined in the letter agreement), Mr. Mueller will receive a lump-sum payment equal to his annualized base salary, at his rate of pay in effect immediately prior to such termination or resignation, and for 12 months after such termination or resignation receive all benefits (other than vesting of any equity award) that were associated with his employment immediately prior to such termination or resignation (to the extent and at such levels that these benefits remain available to employees of The Knot generally during such 12-month period).

If Mr. Mueller becomes responsible for any tax, interest or penalties under Section 409A of the Internal Revenue Code in connection with payments made to him by The Knot, Mr. Mueller will be entitled to receive an additional payment from The Knot equal to such tax amounts.

In addition, The Knot entered into an indemnification agreement with Mr. Mueller in the form entered into with the Company’s other directors and executive officers. The indemnification agreement contains provisions that require The Knot, among other things, to indemnify Mr. Mueller against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of his status or service as an executive officer of The Knot, or other entities to which he provides service at The Knot’s request, and to advance expenses he may incur as a result of any proceeding against him as to which he could be indemnified.

On September 2, 2008, The Knot issued a press release announcing the appointment of Mr. Mueller. A copy of The Knot’s press release is filed with this report as Exhibit 99.1, and is incorporated by reference into this report.

On August 29, 2008, The Knot determined that Richard Szefc, Chief Financial Officer, would be leaving the company.

On August 29, 2008, The Knot determined that Janet Scardino, President and Chief Marketing Officer, would be leaving the company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following documents are included as exhibits to this report:

10.1	Letter Agreement between The Knot, Inc. and John P. Mueller.

99.1	Press Release dated September 2, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KNOT, INC.
(Registrant)

Date: September 5, 2008	By:	/s/ DAVID LIU
David Liu
Chief Executive Officer

EXHIBIT INDEX

10.1	Letter Agreement between The Knot, Inc. and John P. Mueller.
99.1	Press Release dated September 2, 2008.